Exhibit 99.1

Individual Trustees

George Allman, Jr.

Gary C. Evans

Jeffrey S. Swanson

TEL OFFSHORE TRUST

JPMORGAN CHASE BANK, N.A., CORPORATE TRUSTEE

P.O. BOX 550 / (512) 479-2562  / AUSTIN, TEXAS 78789

TEL OFFSHORE TRUST ANNOUNCES SECOND QUARTER 2005 DISTRIBUTION

AUSTIN, TEXAS June 24, 2005—TEL OFFSHORE TRUST announced the Trust’s quarterly distribution for the second quarter of 2005.  The amount available for distribution will be $1,664,525 or $.350315 per Unit.  The second quarter distribution will be payable on July 11, 2005 to unitholders of record on June 30, 2005.

A summary of activity on the Trust properties follows.  Volumes and dollar amounts discussed below represent amounts recorded by the Working Interest Owners unless otherwise specified. Operating results for the Trust’s first quarter 2005 represent actual production and expenses for the periods November through January, and results for the Trust’s second quarter 2005 represent actual production and expenses for the periods February through April.

Gas revenues recorded by the Working Interest Owners on the Trust properties decreased 3% to $3,375,098 in the second quarter of 2005 from $3,493,955 in the first quarter of 2005.  Gas volumes during the second quarter of 2005 increased 2% to 503,949 Mcf, compared to 493,707 Mcf in the first quarter of 2005. The average price received for natural gas decreased 5.4% to $6.70 per Mcf in the second quarter of 2005 from $7.08 per Mcf in the first quarter of 2005.

Crude oil revenues recorded by the Working Interest Owners on the Trust properties decreased 5% to $7,981,559 in the second quarter of 2005 from $8,370,945 in the first quarter of 2005. Oil volumes during the second quarter of 2005 decreased 8% to 172,778 barrels, compared to 187,777 barrels of oil produced in the first quarter of 2005. The decrease in crude oil revenue was primarily due to a thirteen day field shut-in on Ship Shoal 182/183 for additional repairs on past hurricane damage, partially offset by an increase in crude oil price to $46.20 per barrel in the second quarter of 2005 from $44.58 per barrel in the first quarter of 2005.

The Trust’s share of capital expenditures decreased by $550,523 in the second quarter of 2005 to $722,191, as compared to $1,272,214 in the first quarter of 2005. The higher capital expenditures in the Trust’s previous quarter were due primarily to $534,000 in upgrades and other expenses on the Eugene Island B Platform.

The Trust’s share of operating expenses increased by $730,522 in the second quarter of 2005 to $1,556,778 as compared to $826,256 for the first quarter of 2005. This significant increase in operating expenditures was due primarily to expenses of approximately $750,000 net to the Trust as part of a sidetrack on the A-14 well on West Cameron 643.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds resulted in a deposit of $386,436 to the Trust’s Special Cost Escrow Account in the second quarter of 2005, compared to a deposit of $1,940,994 in the first quarter of 2005. Deposits to the Special

Cost Escrow Account may be required in future periods in connection with other production costs, other capital expenditures, other abandonment costs and changes in the estimates and factors described above.

This press release contains forward-looking statements. Although the working interest owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations and risks inherent in drilling and production of oil and gas properties, as well as other factors described in the Trust’s Form 10-K for 2004 under “Business-Principal Trust Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

JPMORGAN CHASE BANK, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(512) 479-2562

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